Lucas Energy S-1A

Exhibit 4.16

Form of Debenture

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH WILL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

LUCAS ENERGY, INC.

REDEEMABLE CONVERTIBLE SUBORDINATED DEBENTURE

$530,000.00	Issuance Date: April 6, 2016

FOR VALUE RECEIVED, Lucas Energy, Inc., a Nevada corporation (“Company”), promises to pay to the order of ____________________ (“Investor”), the principal sum of US $530,000.00 (“Face Value”), together with interest thereon, as follows:

I.            Terms of Debenture.

A.          Debenture. This Redeemable Convertible Subordinated Debenture (“Debenture”) is issued pursuant to that certain Securities Purchase Agreement (“Agreement”) of even date herewith. Capitalized terms not otherwise defined herein will have the meanings defined in the Agreement.

B.          Ranking and Voting.

1.          Ranking. The Debenture will, with respect to rights upon liquidation, winding-up or dissolution, rank: (a) senior to the Company’s Common Stock, $0.001 par value per share (“Common Stock”), (b) senior to all existing and future series of the Company’s Preferred Stock, $0.001 par value per share (“Preferred Stock”); and (c) junior to all existing and future indebtedness of the Company.

2.          No Voting. Except as required by applicable law, the holders of this Debenture will have no right to vote on any matters, questions or proceedings of this Company including, without limitation, the election of directors.

C.          Interest.

1.          Commencing on the date of the issuance of this Debenture (“Issuance Date”), this Debenture will accrue interest (“Interest”), at a rate equal to 6.0% per annum, subject to adjustment as provided in this Debenture (“Interest Rate”), of the Face Value. Interest will be payable with respect to any part of this Debenture upon any of the following: (a) upon redemption of such part in accordance with Section I.F; and (b) upon conversion of such part in accordance with Section I.G.

2.          Interest, as well as any applicable Conversion Premium payable hereunder, will be paid: (a) in the Company’s sole and absolute discretion, immediately in cash; or (b) if Company notifies Investor it will not pay all or any portion in cash, or to the extent cash is not paid and received as soon as practicable, and in any event within 1 Trading Day after the Notice Time, for any reason whatsoever, in shares of Common Stock valued at (i) if there has never been a Trigger Event, (A) 95.0% of the average of the 5 lowest individual daily volume weighted average prices of the Common Stock on the Trading Market during the applicable Measurement Period, which may be non-consecutive, less $0.05 per share of Common Stock, not to exceed (B) 100% of the lowest sales price on the last day of such Measurement Period less $0.05 per share of Common Stock (ii) following any Trigger Event, (A) 85.0% of the lowest daily volume weighted average price during any Measurement Period for any conversion by Investor, less $0.10 per share of Common Stock, not to exceed (B) 85.0% of the lowest sales price on the last day of any Measurement Period, less $0.10 per share of Common Stock. In no event will the value of Common Stock pursuant to the foregoing be below the par value per share. All amounts that are required or permitted to be paid in cash pursuant to this Debenture will be paid by wire transfer of immediately available funds to an account designated by Investor.

D.          Protective Provision.

1.          A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except (i) any such merger or consolidation involving the Company or a subsidiary in which the Company is the surviving or resulting corporation, (ii) any merger effected exclusively to change the domicile of the Company, (iii) any transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain more than 50% of the total voting power of such surviving entity, or (iv) the Acquisition; (b) Company issues convertible or equity securities that are senior to the Debenture in any respect, (c) Investor does not receive the number of Conversion Shares stated in a Delivery Notice with 5 Trading Days of the Notice Time; (d) trading of the Common Stock is halted or suspended by the Trading Market or any U.S. governmental agency for 10 or more consecutive trading days; (e) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

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3.          The Company will not have the power to close or effect a voluntary Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that no consideration will be payable to the stockholders of the Company until after payment to Investor in accordance with Section I.E, and the required amount is paid to Investor prior to or upon closing, effectuation or occurrence of the Deemed Liquidation Event.

E.          Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Company, prior to any distribution or payment made to the holders of Common Stock or Preferred Stock by reason of their ownership thereof, Investor will be entitled to be paid out of the assets of the Company available for distribution an amount with respect to this Debenture equal to the outstanding Face Value balance, plus an amount equal to any accrued but unpaid Interest thereon (collectively with the outstanding Face Value balance, the “Liquidation Value”).

F.          Redemption.

1.           Company’s Redemption Option. On the Interest Maturity Date, the Company may redeem all or any part of this Debenture by paying Investor in cash an amount per share equal to 100% of the Liquidation Value for the portion redeemed.

2.           Early Redemption. Prior to the Interest Maturity Date, provided that no Trigger Event has occurred, the Company will have the right at any time upon 30 Trading Days’ prior written notice, in its sole and absolute discretion, to redeem all or any portion of this Debenture then outstanding by paying Investor in cash an amount per portion of Debenture (the “Early Redemption Price”) equal to the sum of the following: (a) 100% of the Face Value of the portion redeemed, plus (b) the Conversion Premium for the portion redeemed, minus (c) any Interest that has been paid, for the portion of the Debenture redeemed.

3.           Credit Risk Adjustment.

a.          The Interest Rate will adjust downward by an amount equal to the Spread Adjustment for each amount, if any, equal to the Adjustment Factor that the Measuring Metric rises above the Maximum Triggering Level, down to a minimum of 0.0%.

b.          The Interest Rate will adjust upward by an amount equal to the Spread Adjustment for each amount, if any, equal to the Adjustment Factor that the Measuring Metric falls below the Minimum Triggering Level, up to a maximum of 24.95%. In addition, the Interest Rate will adjust upward by 10.0% following the occurrence of any Trigger Event.

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c.          The adjusted Interest Rate used for calculation of the Liquidation Value, Conversion Premium, Early Redemption Price and Interest, as applicable, and the amount of Interest owed will be calculated and determined based upon the Measuring Metric at close of the Trading Market immediately prior to the Notice Time.

4.           Mandatory Redemption. If the Company determines to liquidate, dissolve or wind-up its business and affairs, or upon closing or occurrence of any Deemed Liquidation Event, the Company will prior to or concurrently with the closing, effectuation or occurrence any such action, redeem this entire Debenture for cash, by wire transfer of immediately available funds to an account designated by Investor, at the Early Redemption Price set forth in Section I.F.2 if the event is prior to the Interest Maturity Date, or at the Liquidation Value if the event is on or after the Interest Maturity Date.

5.           Mechanics of Redemption. In order to redeem all or any portion of the Debenture then outstanding, the Company must deliver written notice (each, a “Redemption Notice”) to Investor setting forth (a) the portion of this Debenture that the Company is redeeming, (b) the applicable Interest Rate, Liquidation Value and Early Redemption Price, and (c) the calculation of the amount paid. In connection with a mandatory redemption, the notice will be delivered as soon as the number of shares can be determined, and in all other instances at least 30 Trading Days prior to payment. For the avoidance of doubt, the delivery of a Redemption Notice will not affect Investor’s rights under Section I.G until after receipt of cash payment by Investor at the required time.

G.          Conversion.

1.            Mechanics of Conversion.

a.          All or any portion of this Debenture may be converted into shares of Common Stock, at any time or times after the Issuance Date, in the sole and absolute discretion of Investor or, subject to the terms and conditions hereof, the Company; (i) if at the option of Investor, by delivery of one or more written notices to the Company or its transfer agent (each, a “Investor Conversion Notice”), of the Investor’s election to convert any or all of this Debenture; or (ii) if at the option of the Company, if the Equity Conditions are met, delivery of written notice to Investor (each, a “Company Conversion Notice,” with the Investor Conversion Notice, each a “Conversion Notice,” and with the Redemption Notice, each an “Initial Notice”), of the Company’s election to convert any or all of this Debenture.

b.          Each Delivery Notice will set forth the amount of Debenture being converted, the minimum number of Conversion Shares and the amount of Interest and any applicable Conversion Premium due as of the time the Delivery Notice is given (the “Notice Time”), and the calculation thereof.

b.          If the Company notifies Investor by 10:00 a.m. Eastern time on the Trading Day after the Notice Time that it is paying all or any portion of Interest or Conversion Premium, and actually pays in cash by the next Trading Day, time being of the essence, the full amount of Interest and Conversion Premium stated in the Delivery Notice, no further amount will be due with respect thereto.

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c.          As soon as practicable, and in any event within 1 Trading Day of the Notice Time, time being of the essence, the Company will do all of the following: (i) transmit the Delivery Notice by facsimile or electronic mail to the Investor, and to the Company’s transfer agent (the “Transfer Agent”) with instructions to comply with the Delivery Notice; (ii) either (A) if the Company is approved through The Depository Trust Company (“DTC”), authorize and instruct the credit by the Transfer Agent the aggregate number of Conversion Shares set forth in the Delivery Notice, to Investor’s or its designee’s balance account with the DTC Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) only if the Company is not approved through DTC, issue and surrender to a common carrier for overnight delivery to the address as specified in the Delivery Notice a certificate registered in the name of Investor or its designee, for the number of Conversion Shares set forth in the Delivery Notice, bearing no restrictive legend unless a registration statement covering the Conversion Shares is not effective and neither Company nor Investor provides an opinion of counsel to the effect that Conversion Shares may be issued without restrictive legend; and (iii) if it contends that the Delivery Notice is in any way incorrect, a through explanation of why and its own calculation, or the Delivery Notice will conclusively be deemed correct for all purposes. The Company will at all times diligently take or cause to be taken all actions reasonably necessary to cause the Conversion Shares to be issued as soon as practicable.

d.          If during the Measurement Period the Investor is entitled to receive additional Conversion Shares with regard to an Initial Notice, Investor may at any time deliver one or more additional written notices to the Company or its transfer agent (each, an “Additional Notice” and with the Initial Notice, each a “Delivery Notice”) setting forth the additional number of Conversion Shares to be delivered, and the calculation thereof.

e.          If the Company for any reason does not issue or cause to be issued to the Investor within 3 Trading Days after the date of a Delivery Notice, the number of Conversion Shares stated in the Delivery Notice, then, in addition to all other remedies available to the Investor, as liquidated damages and not as a penalty, the Company will pay in cash to the Investor on each day after such 3rd Trading Day that the issuance of such Conversion Shares is not timely effected an amount equal to 2% of the product of (i) the aggregate number of Conversion Shares not issued to the Investor on a timely basis and to which the Investor is entitled and (ii) the highest Closing Price of the Common Stock between the date on which the Company should have issued such shares to the Investor and the actual date of receipt of Conversion Shares by Investor. It is intended that the foregoing will serve to reasonably compensate Investor for any delay in delivery of Conversion Shares, and not as punishment for any breach by the Company. The Company acknowledges that the actual damages likely to result from delay in delivery are difficult to estimate and would be difficult for Investor to prove.

f.          Notwithstanding any other provision: all of the requirements of Section I.F and this Section I.G are each independent covenants; the Company’s obligations to issue and deliver Conversion Shares upon any Delivery Notice are absolute, unconditional and irrevocable; any breach or alleged breach of any representation or agreement, or any violation or alleged violation of any law or regulation, by any party or any other person will not excuse full and timely performance of any of the Company’s obligations under these sections; and under no circumstances may the Company seek or obtain any temporary, interim or preliminary injunctive or equitable relief to prevent or interfere with any issuance of Conversion Shares to Investor.

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g.          If for any reason whatsoever Investor does not timely receive the number of Conversion Shares stated in any Delivery Notice, Investor will be entitled to a compulsory remedy of immediate specific performance, temporary, interim and, preliminary and final injunctive relief requiring Company and its transfer agent, attorneys, officers and directors to immediately issue and deliver the number of Conversion Shares stated by Investor, which requirement will not be stayed for any reason, without the necessity of posting any bond, and which Company may not seek to stay or appeal.

h.          No fractional shares of Common Stock are to be issued upon conversion of this Debenture, but rather the Company will issue to Investor scrip or warrants registered on the books of the Company (certificated or uncertificated) which will entitle Investor to receive a full share upon the surrender of such scrip or warrants aggregating a full share. The Investor will not be required to deliver the original Debenture in order to effect a conversion hereunder. The Company will pay any and all taxes which may be payable with respect to the issuance and delivery of any Conversion Shares.

2.           Investor Conversion. In the event of a conversion of any portion of Debenture pursuant to an Investor Conversion Notice, the Company will (a) satisfy the payment of Interest and Conversion Premium with respect to the portion converted as provided in Section I.C.2, and (b) issue to Investor a number of Conversion Shares equal to (i) the Face Value of the portion converted divided by (ii) the applicable Conversion Price with respect to such portion of the Debenture; all in accordance with the procedures set forth in Section I.G.1.

3.           Company Conversion. Company will have the right to send Investor a Company Conversion Notice at any time in its sole and absolute discretion, if the Equity Conditions are met as of the time such Company Conversion Notice is given. Upon any conversion of any portion of this Debenture pursuant to a Company Conversion Notice, Company will on the date of such notice (a) satisfy the payment of Interest and Conversion Premium with respect to the portion converted as provided in Section I.C.2, and (b) issue to Investor a number of Conversion Shares equal to (i) the Face Value of the portion converted divided by (ii) the applicable Conversion Price with respect to such portion of the Debenture; all in accordance with the procedures set forth in Section I.G.1.

4.           Stock Splits. If the Company at any time on or after the filing of this Debenture subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price, Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable will be proportionately increased. If the Company at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price, Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective.

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5.           Notices. The holders of shares of Debenture are entitled to the same rights as the holders of Common Stock with respect to rights to receive notices, reports and audited accounts from the Company and with respect to attending stockholder meetings.

6.           Definitions. The following terms will have the following meanings:

a.          “Adjustment Factor” means $0.10 per share of Common Stock.

b.          “Acquisition” means the closing of the acquisition of assets contemplated by that certain Asset Purchase Agreement dated December 30, 2015 between Company and the sellers named therein, as disclosed in the current report on Form 8-K filed with the Securities & Exchange Commission on December 31, 2015.

c.          “Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security, or, if no closing bid price is reported for such security, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

d.          “Conversion Premium” for each portion of Debenture means the Face Value, multiplied by the product of (i) the applicable Interest Rate, and (ii) the number of whole years between the Issuance Date and the Interest Maturity Date.

e.          “Conversion Price” means a price per share of Common Stock equal to $3.25 per share of Common Stock, subject to adjustment as otherwise provided herein.

f.          “Conversion Shares” means all shares of Common Stock that are required to be or may be issued upon conversion of Debenture.

g.          “Equity Conditions” means on each day during the Measurement Period, (i) the Common Stock is not under chill or freeze from DTC, the Common Stock is designated for trading on OTCQB or higher market and will not have been suspended from trading on such market, and delisting or suspension by the Trading Market has not been threatened or pending, either in writing by such market or because Company has fallen below the then effective minimum listing maintenance requirements of such market; (ii) the Company has delivered Conversion Shares upon all conversions or redemptions of the Debenture in accordance with their terms to the Investor on a timely basis; (iii) the Company will have no knowledge of any fact that would cause both of the following (A) a registration statement not to be effective and available for the resale of all Conversion Shares, and (B) Section 3(a)(9) under the Securities Act of 1933, as amended, not to be available for the issuance of all Conversion Shares, or Regulation S or Securities Act Rule 144 not to be available for the resale of all the Conversion Shares underlying the Debenture without restriction; (iv) there has been a minimum of $5 million in aggregate trading volume over the last 20 consecutive Trading Days; (v) all shares of Common Stock to which Investor is entitled have been timely received into Investor’s designated account in electronic form fully cleared for trading; (vi) the Company otherwise will have been in compliance with and will not have breached any provision, covenant, representation or warranty of any Transaction Document; (vii) the Measuring Metric is at least $1.50; and (viii) no Trigger Event will have occurred.

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h.          “Interest Maturity Date” means the date that is 7 years after the Issuance Date.

i.           “Measurement Period” means the period beginning, if no Trigger Event has occurred 30 Trading Days, and if a Trigger Event has occurred 60 Trading Days, before the Notice Date, and ending, if no Trigger Event has occurred 30 Trading Days, and if a Trigger Event has occurred 60 Trading Days, after the number of Conversion Shares stated in the initial Notice have actually been received into Investor’s designated brokerage account in electronic form and fully cleared for trading; provided that for each day during the Measurement Period on which less than all of the conditions set forth in Section I.G.6.h exist, 1 Trading Day will be added to what otherwise would have been the end of the Measurement Period.

j.           “Measuring Metric” means the volume weighted average price of the Common Stock on any Trading Day following the Issuance Date of the Debenture.

k.          “Maximum Triggering Level” means $3.75 per share of Common Stock.

l.          “Minimum Triggering Level” means $2.75 per share of Common Stock.

m.          “Spread Adjustment” means 100 basis points.

n.          “Securities Purchase Agreement” means the Securities Purchase Agreement or other agreement pursuant to which the Debenture is issued, including all exhibits thereto and all related Transaction Documents as defined therein.

o.          “Trading Day” means any day on which the Common Stock is traded on the Trading Market.

p.          “Trading Market” means the NYSE MKT or whatever is at the applicable time, the principal U.S. trading exchange or market for the Common Stock. All Trading Market data will be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

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7.           Issuance Limitations.

a.          Beneficial Ownership. Notwithstanding any other provision, at no time may the Company issue shares of Common Stock to Investor which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Investor, would result in Investor owning more than 4.99% of all Common Stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that Investor may increase such amount to 9.99% upon not less than 61 days’ prior notice to the Company. To the extent that any conversion would otherwise result in exceeding the beneficial ownership limitation set forth in the preceding sentence, the Delivery Notice will specify the number of shares that may be delivered without exceeding the limitation, and any issuance beyond such extent will be held in abeyance until such time as it would not result in Investor exceeding the beneficial ownership limitation. No provision of this paragraph may be waived by Investor or the Company.

b.          Principal Market Regulation. Company will not issue any Conversion Shares under this Debenture, the Warrant issued to Holder on the Issuance Date, the Stock Purchase Agreement with Investor dated the Issuance Date, the Series B Preferred Stock or the Common Stock Purchase Warrant issued to Investor pursuant thereto, if the issuance would exceed the aggregate number of shares of Common Stock the Company may issue without breaching Company’s obligations under NYSE MKT rules, except that such limitation will not apply following stockholder approval in accordance with the requirements of NYSE MKT rules or a waiver from NYSE MKT (“Approval”).

8.           Automatic Conversion. On the earlier of (a) the Interest Maturity Date, or (b) the last to occur of (i) the Acquisition and (ii) the date on which all Equity Conditions (without regard to any Measurement Period) are met, the entire remaining outstanding Debenture will automatically be converted into shares of Common Stock.

H.          Trigger Event.

1.           Any occurrence of any one or more of the following will constitute a “Trigger Event”:

(a)         Investor does not timely receive the number of Conversion Shares stated in any Conversion Notice under this Warrant or any other agreement with Investor for any reason whatsoever, time being of the essence, including without limitation the issuance of restricted shares if counsel for Company or Investor provides a legal opinion that shares may be issued without restrictive legend;

(b)         Any violation of or failure to timely perform any covenant or provision of this Debenture, the Securities Purchase Agreement, any Transaction Document or any other agreement with Investor, related to payment of cash, registration or delivery of Conversion Shares, time being of the essence;

(c)         Any violation of or failure to perform any covenant or provision of this Debenture, the Securities Purchase Agreement, any Transaction Document or any other agreement with Investor, which in the case of a default that is curable, is not related to payment of cash, registration or delivery of Conversion Shares, and has not occurred before, is not cured within 5 Trading Days of written notice thereof;

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(d)         Any representation or warranty made in the Securities Purchase Agreement, any Transaction Document or any other agreement with Investor will be untrue, incorrect, or misleading in any material respect as of the date when made or deemed made;

(e)         The occurrence of any default or event of default under any material agreement, lease, document or instrument to which the Company or any subsidiary other than CATI Operating LLC, a Texas limited liability company (“CATI”) is obligated, including without limitation of an aggregate of at least $500,000 of indebtedness;

(f)          While any Registration Statement is required to be maintained effective, the effectiveness of the Registration Statement lapses for any reason, including, without limitation, the issuance of a stop order, or the Registration Statement, or the prospectus contained therein, is unavailable to Investor sale of all Conversion Shares for any 5 or more Trading Days, which may be non-consecutive;

(g)         The suspension from trading or the failure of the Common Stock to be trading or listed on the Trading Market;

(h)         The Company notifies Investor, including without limitation, by way of public announcement or through any of its attorneys, agents or representatives, of its intention not to comply, as required, with a Conversion Notice under this Warrant or any other agreement with Investor, at any time, including without limitation any objection or instruction to its transfer agent not to comply with any notice from Investor;

(i)          Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors will be instituted by or against the Company or any subsidiary other than CATI and, if instituted against the Company or any subsidiary other than CATI by a third party, an order for relief is entered or the proceedings are not dismissed within 30 days of their initiation;

(j)          The appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or other similar official of the Company or any subsidiary other than CATI or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any subsidiary other than CATI in furtherance of any such action or the taking of any action by any person to commence a foreclosure sale or any other similar action under any applicable law;

(k)         A final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its subsidiaries other than CATI and are not stayed or satisfied within 30 days of entry;

(l)          The Company does not for any reason timely comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including without limitation timely filing when first due all periodic reports;

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(m)        Any regulatory, administrative or enforcement proceeding is initiated against Company or any subsidiary (except to the extent an adverse determination would not have a material adverse effect on the Company’s business, properties, assets, financial condition or results of operations or prevent the performance by the Company of any material obligation under the Transaction Documents); or

(n)         Any material provision of this Debenture will at any time for any reason, other than pursuant to the express terms thereof, cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof will be contested by any party thereto, or a proceeding will be commenced by the Company or any subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any subsidiary denies that it has any liability or obligation purported to be created under this Debenture.

2.           It is intended that all adjustments made following a Trigger Event will serve to reasonably compensate Investor for the consequences and increased risk following a Trigger Event, and not as a penalty or punishment for any breach by the Company. The Company acknowledges that the actual damages likely to result from a Trigger Event are difficult to estimate and would be difficult for Investor to prove.

II.          General.

A.          Notices. Any and all notices to the Company will be addressed to the Company’s Chief Executive Officer at the Company’s principal place of business on file with the Secretary of State of the State of Nevada. Any and all notices or other communications or deliveries to be provided by the Company to any Investor hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Investor at the electronic mail, facsimile telephone number or address of such Investor appearing on the books of the Company, or if no such electronic mail, facsimile telephone number or address appears, at the principal place of business of the Investor. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given, regardless of how sent.

B.          Lost or Mutilated Debenture. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of Investor will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Debenture, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to Company (provided that if Investor is a financial institution or institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, Company will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

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C.          Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and will not be deemed to limit or affect any of the provisions hereof.

D.          Choice of Law. This Debenture will be governed by the laws of the State of Nevada.

E.          No Transfer of Debenture. This Debenture is non-transferable and may not be sold, transferred or assigned by Investor

IN WITNESS WHEREOF, the undersigned have executed this Debenture as of the date first set forth above.

Signed:	/s/ Anthony C. Schnur
Name:	Anthony C. Schnur
Title:	Chief Executive Officer

Signed:	/s/ Anthony C. Schnur
Name:	Anthony C. Schnur
Title:	Chief Financial Officer

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